Exhibit 99.1

March 10, 2015	Analyst Contact:	Andrew Ziola
918-947-7163
	Media Contact:	Jennifer Rector
918-947-7571

ONE Gas Announces Robert S. “Sid” McAnnally Senior Vice President - Operations

TULSA, Okla. – Mar. 10, 2015 – ONE Gas, Inc. (NYSE: OGS) today announced that Robert S. “Sid” McAnnally has joined ONE Gas as senior vice president, operations, effective Mar. 16, 2015.

In his role at ONE Gas, McAnnally will oversee all natural gas distribution operations and be a part of the company’s leadership team reporting to Pierce H. Norton II, president and chief executive officer. He brings to the company a diverse background and executive leadership experience in the natural gas distribution industry, most recently as senior vice president, marketing and customer service at Alabama Gas Corporation.

“Sid’s capabilities will strengthen our management team and reinforce our commitment to operating our systems safely and reliably for our customers every day,” said Norton.

McAnnally succeeds Gregory A. Phillips, who was named vice president, commercial, and will report to Caron A. Lawhorn, senior vice president, commercial.

“I appreciate Greg’s tireless efforts to lead the company’s commitment to safely and reliably operate our distribution systems,” Norton said.

Editor’s notes:

Biographical information and photo are available by clicking on this link.

ONE Gas, Inc. (NYSE: OGS) is a natural gas distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company, which became ONEOK, Inc. (NYSE: OKE) in 1980. On January 31, 2014, ONE Gas officially separated from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas utility.

ONE Gas trades on the New York Stock Exchange under the symbol “OGS,” and is included in the S&P MidCap 400 Index.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. ONE Gas is one of the largest publicly traded, 100 percent regulated, natural gas utilities in the United States.

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ONE Gas Announces Robert S. “Sid” McAnnally Senior Vice President - Operations

ONE Gas is headquartered in Tulsa, Okla., and its companies include the largest natural gas distributor in Oklahoma and Kansas, and the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

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